Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-197356 and 333-193787) of Gastar Exploration Inc. and subsidiaries of our reports dated March 15, 2018, relating to the consolidated financial statements of Gastar Exploration Inc. and subsidiaries, and the effectiveness of Gastar Exploration Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

BDO USA, LLP

Dallas, TX

March 15, 2018